ACORN ENERGY ANNOUNCES Q4 and FISCAL YEAR 2013 RESULTS

WILMINGTON, Del., March 17, 2014/PRNewswire/ Acorn Energy, Inc. (NASDAQ: ACFN) today announced its results for the fourth quarter and fiscal year periods ended December 31, 2013.

For the fiscal year 2013 period, revenue increased $2.3 million, or 12%, to $21.8 million, compared to $19.4 million in the corresponding 2012 period. The net loss for 2013 was $29.7 million, or $1.57 per share, compared to a net loss of $16.7 million, or $0.93 per share, in 2012. Results for the year include a non-cash charge of $6.7 million ($0.36 per share) for impairment of goodwill and other intangibles and $1.4 million ($0.07 per share) for restructuring charges.

For the fourth quarter of 2013, Acorn revenue increased 21% to $5.8 million compared to $4.8 million in the 2012 fourth quarter. The net loss for the quarter was $5.3 million, or $0.24 per share, compared to a net loss of $5.4 million, or $0.30 per share, in the corresponding 2012 period.

John Moore, President and CEO of Acorn Energy stated, "In 2013, all four of our businesses made great progress in developing their technologies and growing their customer bases. USSI positioned itself as the leader in the emerging field of advanced microseismic monitoring by winning a pivotal trial conducted by one of the supermajor oil companies. DSIT was recently awarded the largest order in its history for the detection of underwater terrorism.

“Acorn increased backlog 157% from $7.2 million in the third quarter to $18.5 million at the end of the fourth quarter. We made adjustments to our corporate expenses which will reduce cash corporate overhead going forward by 35%. We strengthened the balance sheet, ending the year with $15.8 million in corporate cash and no debt at the parent level.

“In addition, 2014 has gotten off to a good start. GridSense has received $2.8 million of new business, as its early-alert monitoring system for key equipment on the electric grid is receiving greater recognition. OmniMetrix secured orders for nearly half of its 2014 planned units as the need for backup generators grows in the face of increasing outages in the electric utility industry. Joe Musanti assumed the role of COO at Acorn after dramatically reducing the cash needs at both companies. We are excited about 2014. We are actively developing another major opportunity for USSI and look forward to updating you on our progress in the future.”

Portfolio Companies

U.S. Seismic Systems, Inc. (USSI)

USSI has developed the first cost-effective fiber optic sensor system for mapping traditional as well as unconventional oil and gas fields. More effective mapping leads to increased production. The technology is also applicable for monitoring production to avoid environmental problems.

Recently it was reported that unconventional methods such as hydraulic fracturing accounted for 35,000 new wells annually in the U.S. Approximately 40% of the fracturing jobs occur in very high temperature wells, in which it is difficult to impossible for legacy seismic equipment to function. USSI’s fiber optic technology has been designed to operate in these harsh conditions, as well as low to mid temperature applications. Furthermore, over 70% of the operating companies queried in a recent survey reported the failure of fracturing jobs to meet performance expectations was due to a lack of understanding of the subsurface.

During 2013, USSI invested in testing its technology with producing and service companies. In each test, USSI gleaned important information about its sensors and peripheral equipment. The in-field applications have led to refinements and changes as customers and the USSI team work collaboratively towards the commercialization of the first major product change in seismic mapping.

Revenue in 2013 was $1.5 million; about the same as 2012’s revenue and was primarily generated from testing. Fourth quarter revenue of $320,000 in 2013 increased $173,000 over the 2012 fourth quarter revenue of $147,000. The losses reflected in the financial statements with respect to USSI primarily represent purposeful spending on our part to perfect the USSI tool and to set the stage for commercialization.

DSIT

DSIT Solutions Ltd., based in Israel, develops and produces advanced underwater sonar detection systems to protect critical harbor and offshore assets against terrorist and other attacks. Primary markets for its systems are navies, homeland security agencies, oil and gas (O&G) companies, nuclear power facilities and port authorities. The technologies are also attracting interest from owners of offshore oil and gas platforms.

The company generated revenue in 2013 of $13.1 million vs. $13.6 million in 2012. Fourth quarter 2013 revenue was $3.4 million, compared to $3.6 million in the prior year. The decreases were primarily due to the winding down of a major project. Lower revenues and margins were due in part to unanticipated delays and installation complications for a major project.

In the fourth quarter, the company closed an $11.2 million contract which raised the backlog entering 2014 to $13.4 million, an increase of $3.8 million from the $9.6 million reported on December 31, 2012. The contract includes approximately $3.2 million for maintenance and support beginning in late 2015 and the potential of an additional $3.2 million for testing trials.

GridSense®

GridSense develops and markets remote monitoring systems for electric utility companies. The systems are used for outage management, power quality measurement, systems planning, trouble-shooting and maintenance. During the second quarter of 2013, GridSense restructured its operations in the U.S. and Australia to improve efficiencies and cut costs. The company’s focus is on the early detection of problems on power lines and transformers and the prevention of power outages. There are thousands of transformers in the U.S. utility industry, most of which are approaching or past their expected life expectancies. Compared to manual inspections, the use of remote monitoring can save time and money and alert the utilities to problems and possible failures. In addition, closer monitoring and maintenance can help extend the usable lives of transformers, whose replacement costs are prohibitive.

New management has realigned sales and engineering to focus on customers in the pipeline or in those pilot programs which are viewed as having the greatest potential to provide near-term revenue. As a result, revenue in 2013 grew 37% to $5.0 million from 2012. Recently the company obtained orders from five utilities for a total of $2.8 million, nearly one-half the total sales in 2013. Gross margins improved from 26% to 36% and are expected to be maintained or increase in 2014.

OmniMetrixTM

OmniMetrix was acquired by Acorn in 2012. It has developed the most advanced system for wirelessly and remotely monitoring back-up generators to prevent failures. The system collects key data continuously and alerts the equipment manager to signs of trouble. In 2013, OmniMetrix coupled its data analysis capabilities with an active voice call center providing customers with a high caliber support system as well as creating a new high margin revenue stream.

The U.S. installed base of generators is estimated to be 2 million. In addition industry sources indicate that 100,000 commercial generators and 200,000 residential generators are sold annually. In early 2013, the Environmental Protection Agency (EPA) required that certain large generators collect and report data on running times and emissions or face significant civil penalties. This new regulation should increase the need for monitoring.

In 2013 new management changed the marketing plan, particularly in regard to pricing and a focus on end-users. Management is also focusing on the residential market, especially since new home construction is increasing, and power outages from storms are drawing greater generator interest. As a result, OmniMetrix revenue increased from $0.7 million in 2012 to $2.2 million in 2013. Fourth quarter revenue was $0.6 million as compared to $0.3 million in 2012. Gross margin in 2013 was 56% and was driven by the margin on monitoring revenue which was 71% in 2013. Expenses were high in 2013 due to a buildup in personnel begun in mid 2012 and a subsequent reorganization period. In 2014, a close association is being developed with GridSense on terms designed to cut costs and through cross selling, intended to boost revenue.

Conference Call Information

The Company will host an investor conference call on on Tuesday March 18, 2014 at 11am EDT to discuss its fourth quarter 2013 results and developments.

Participants can pre-register for the conference call by accessing this link: http://dpregister.com/10042389. Pre-registering gives one immediate entry into the call, zero wait time and will automatically populate your Outlook calendar with an invitation.

Participants that would like to join the conference call, but have not registered, can do so by dialing US Toll Free (866) 652-5200, International Dial in (412) 317-6060 and asking for the “Acorn Energy Conference Call” (no pass code required). If you are unable to participate in the live call, a digital replay of the call will be available two hours after the end of the live call through 9:00am EDT April 18, 2014 by dialing (877) 344-7529 or International (412) 317-0088 and entering access code 10042389.

About Acorn Energy, Inc.

Acorn Energy, Inc. is a holding company whose four portfolio companies help their customers achieve greater productivity, reliability, security, and efficiency—factors which can lead to greater profitability.  GridSense® provides monitoring for all critical points along the electricity delivery system. OmniMetrixTM remotely monitors emergency back-up power generation systems to increase their reliability. US Seismic Systems supplies fiber optic sensing solutions to increase oil/gas production and lower costs. DSIT provides security solutions from underwater threats to naval and marine based energy assets. For more information visit: http://www.acornenergy.com.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that Acorn Energy, Inc. or its operating companies will continue to grow their respective businesses, or that any of them will meet the expectations or execute the initiatives described or referred to above. A complete discussion of the risks and uncertainties which may affect Acorn Energy's business generally and the businesses of its subsidiaries is included in "Risk Factors" in the Company's most recent 10-K filed by the Company with the Securities and Exchange Commission.

Investor & Press Contact:

F. Kent Leacock

Acorn Energy

(925) 698-1431

kleacock@acornenergy.com

Financial Tables to Follow

ACORN ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT NET INCOME (LOSS) PER SHARE DATA)

	Year ended December 31,
	2013	2012	2011
Revenues:
Projects	$14,128	$14,651	$11,368
Products	5,962	3,880	7,049
Services	1,666	888	511
Total revenues	21,756	19,419	18,928
Cost of sales:
Projects	12,225	10,749	7,886
Products	3,931	2,996	3,730
Services	444	471	399
Total cost of sales	16,600	14,216	12,015
Gross profit	5,156	5,203	6,913
Operating expenses:
Research and development expenses, net	8,175	6,590	2,995
Selling, general and administrative expenses	19,816	19,361	11,952
Impairment of goodwill and intangibles	6,731	-	-
Restructuring and related charges	1,389	-	-
Total operating expenses	36,111	25,951	14,947
Operating loss	(30,955)	(20,748)	(8,034)
Finance expense, net	122	57	(26)
Gain on sale of HangXing	-	-	492
Loss before taxes on income	(30,833)	(20,691)	(7,568)
Income tax benefit (expense)	(156)	2,956	12,767
Net income (loss) from continuing operations	(30,989)	(17,735)	5,199
Loss from discontinued operations, net of income taxes	-	-	(1,948)
Gain on the sale of discontinued operations, net of income taxes	-	-	31,069
Non-controlling interest share of loss from discontinued operations	-	-	540
Net income (loss)	(30,989)	(17,735)	34,860
Net loss attributable to non-controlling interests	1,275	1,024	549
Net income (loss) attributable to Acorn Energy, Inc. shareholders	$(29,714)	$(16,711)	$35,409

Basic net income (loss) per share attributable to Acorn Energy, Inc. shareholders:
From continuing operations	$(1.57)	$(0.93)	$0.33
From discontinued operations	$-	$-	$1.70
Basic net income (loss) per share attributable to Acorn Energy, Inc. shareholders	$(1.57)	$(0.93)	$2.03
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. shareholders – basic	18,916	17,891	17,462

Diluted net income (loss) per share attributable to Acorn Energy, Inc. shareholders:
From continuing operations	$(1.57)	$(0.93)	$0.32
From discontinued operations	$-	$-	$1.67
Diluted net income (loss) per share attributable to Acorn Energy, Inc. shareholders	$(1.57)	$(0.93)	$1.99
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. shareholders – diluted	18,916	17,891	17,743

Dividends declared per common share	$0.035	$0.140	$0.085

ACORN ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	As of December 31,
	2012	2013
ASSETS
Current assets:
Cash and cash equivalents	$26,147	$17,279
Restricted deposit	699	306
Accounts receivable, net	5,481	5,710
Unbilled revenue	5,213	6,421
Inventory, net	5,106	4,540
Other current assets	3,547	1,695
Total current assets	46,193	35,951
Property and equipment, net	927	2,432
Severance assets	3,165	3,539
Restricted deposit	115	-
Intangible assets, net	9,561	3,735
Goodwill	6,630	4,429
Other assets	745	870
Total assets	$67,336	$50,956
LIABILITIES AND EQUITY
Current liabilities:
Short-term bank credit and current maturities of long-term debt	$153	$2,303
Accounts payable	2,631	3,086
Accrued payroll, payroll taxes and social benefits	2,420	2,527
Deferred revenue	3,323	2,764
Other current liabilities	1,708	3,191
Total current liabilities	10,235	13,871
Non-current liabilities:
Accrued severance	4,491	4,973
Other long-term liabilities	665	600
Total non-current liabilities	5,156	5,573
Commitments and contingencies
Equity:
Acorn Energy, Inc. shareholders
Common stock - $0.01 par value per share:
Authorized – 30,000,000 shares; Issued –18,870,526 and 22,957,859 shares at December 31, 2012 and 2013, respectively	188	229
Additional paid-in capital	83,469	93,943
Warrants	55	526
Accumulated deficit	(29,733)	(59,447)
Treasury stock, at cost – 801,920 shares at December 31, 2012 and 2013	(3,036)	(3,036)
Accumulated other comprehensive income	716	184
Total Acorn Energy, Inc. shareholders’ equity	51,659	32,399
Non-controlling interests	286	(887)
Total equity	51,945	31,512
Total liabilities and equity	$67,336	$50,956